Exhibit 10.7

Letter of Undertaking on Not Occupying Funds

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the Shanghai Stock Exchange’s STAR Market (hereinafter referred to as the “IPO”), Daqo New Energy Corp. (hereinafter referred to as the “Company”), as the controlling shareholder of the Issuer, hereby makes the following undertakings:

As the controlling shareholder of the Issuer, the Company will strictly abide by laws, regulations, regulatory documents, and the Issuer’s relevant policies, will not occupy or use the Issuer’s assets and resources in any way, and will not directly or indirectly take any action that harms or may harm the interests of the Issuer and its other shareholders.

If the interests of the Issuer or its other shareholders are harmed due to the Company’s breach of the above undertakings and warranties, the Company will bear the corresponding liability in accordance with the law.

This letter of undertaking takes effect upon being signed by the Company, and is valid only during the period when the Company acts as the controlling shareholder of the Issuer.

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DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020